Exhibit 10.3

THIS EMPLOYMENT AGREEMENT, entered into at Quebec City, (Quebec), on the date hereinafter mentioned,

BETWEEN:

ENDOCEUTICS, INC., a corporation duly constituted, having its principal place of business at 2989, de la Promenade, Québec, Québec, G1W 2J5, herein acting and represented by Dr Fernand Labrie, its President and Chief Executive Officer;

(hereafter “EndoCeutics”)

AND:	JEAN-DENIS DUBOIS, domiciled and residing at 208, de Bayeux, Boucherville, Québec, J4B 7T9;

(hereafter “Mr. Dubois”)

WITNESSED THE FOLLOWING:

WHEREAS EndoCeutics desires to secure an agreement from Mr. Dubois that Mr. Dubois will provide his ongoing business time, energy and skills to EndoCeutics as an employee holding the position of Chief Operating Officer of EndoCeutics;

WHEREAS Mr. Dubois desires to provide EndoCeutics with such agreement and obtain certain assurances from EndoCeutics;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.	EFFECTIVE DATE AND TERM OF EMPLOYMENT

1.1	This Employment Agreement shall begin on the Effective Date, as defined in Article 18 hereinafter, and shall continue until it is terminated pursuant to section 9 herein.

2.	DUTIES

2.1	The main duties and responsibilities of Mr. Dubois pursuant to this Employment Agreement shall consist of those inherent to the functions of a chief operating officer. Mr. Dubois shall also assume, in addition to the functions and duties inherent and related to his position, the functions and duties that the Chief Executive Officer and the Board of Directors of EndoCeutics may from time to time delegate to him. Mr. Dubois shall report directly to the Chief Executive Officer of EndoCeutics.

3.	BASIC SALARY, BENEFITS AND EXPENSES

3.1

EndoCeutics will pay to Mr. Dubois a base salary of CDN$190,000.00 per year, payable by 24 equal and consecutive installments of CDN$7,916.67 (or in such equal and consecutive installments as are consistent with EndoCeutics’ current payroll practices), less payroll deductions and all required withholdings. Mr. Dubois’s remuneration may be adjusted in accordance with EndoCeutics’ policies and procedures.

3.2	Mr. Dubois will also be eligible to participate in such of EndoCeutics’ benefit plans as are now generally available or later available to executives of EndoCeutics, subject to the terms of those plans.

3.3	Pursuant to EndoCeutics’ customary policies in force at the time of payment, Mr. Dubois shall be promptly reimbursed, against presentation of vouchers or receipts, for all expenses properly incurred on behalf of or to further the business interest of EndoCeutics in the performance of his duties hereunder.

4.	BONUS

4.1	EndoCeutics further agrees to pay to Mr. Dubois, as an additional consideration, an annual bonus based on the performance of Mr. Dubois and on the achievement of the objectives to be fixed by the Chief Executive Officer and the Board of directors of EndoCeutics from year to year.

4.2	Said bonus may reach up to 30% if targeted results and objectives are achieved as determined by the Compensation Committee. Said bonus shall be reviewed by the Compensation Committee from year to year and shall be paid from the financial year-end of EndoCeutics. From the bonus amount, EndoCeutics will deduct all normal employment deductions including contributions to various governments.

5.	VACATION

5.1	Mr. Dubois is entitled to 4 weeks of paid vacation annually from the Effective Date onwards. Such vacations shall be consistent with EndoCeutics’ vacation policies.

6.	STOCK OPTIONS

6.1	As Chief Operating Officer of EndoCeutics, and following the commencement of Mr. Dubois’s employment with EndoCeutics, Mr. Dubois will be eligible to a stock option under the EndoCeutics’ Stock Option Plan to purchase EndoCeutics’ Common Shares (the “Option”). The Option will be governed by and granted pursuant to a separate stock option agreement and the Plan. In addition, Mr. Dubois shall be entitled to participate in any stock option plan, stock appreciation rights, incentive stock plan or restricted stock plan or other similar plan that may be implemented from time to time by EndoCeutics and as recommended by the Compensation Committee.

7.	LOYAL AND CONSCIENTIOUS PERFORMANCE

7.1

During the term of this Employment Agreement, Mr. Dubois shall devote all of his business time, energy and skills to the affairs of EndoCeutics and use his best efforts to promote the interests of EndoCeutics; provided that, Mr. Dubois shall not be precluded from (i) engaging in civic, charitable or religious activities which do not present any conflict of interest with EndoCeutics or affect Mr. Dubois’s performance of duties and functions for EndoCeutics or (ii) assisting or being a member of the Board of Directors of any company which is not a direct competitor of EndoCeutics subject to obtaining prior written consent from EndoCeutics.

7.2	This Agreement shall not be interpreted to prohibit Mr. Dubois from making passive personal investments or conducting private business affairs if such activities do not materially interfere with the services required under this Agreement.

8.	NON-COMPETITION AND NON-SOLICITATION

8.1	Mr. Dubois shall not, during the term of this Employment Agreement and for a period of twelve (12) months immediately following the termination of his employment, become engaged, directly or indirectly as an employee, consultant, partner, principal, agent, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 2% of the outstanding shares so listed) or advisor, in a business in the territory of the United States and Canada that (i) conducts research, development, marketing, sales or manufacturing activities in the field of breast and prostate cancer using antiandrogens, antiestrogens or SERMs and women’s health and aging using DHEA, SERMs or SARMs and (ii) is a direct competitor of EndoCeutics. Mr. Dubois acknowledges that the restrictions contained in this Section 8.1 are properly required for the adequate protection of EndoCeutics’ businesses and that said restrictions do not materially affect his ability to obtain other employment

8.2	Mr. Dubois shall not, during the term of this Employment Agreement and for a period of twelve (12) months immediately following the termination of his employment, directly or indirectly solicit any employees of EndoCeutics and shall not solicit or induce or attempt to induce any person who were employees of or consultants to EndoCeutics at the time of such termination (or during the ninety (90) days immediately preceding such termination), to terminate their employment or consulting agreement with EndoCeutics.

8.3	These Non-Competition (8.1) and Non-Solicitation (8.2) provisions shall not be applicable if EndoCeutics effects a Termination without Cause of Mr. Dubois’s employment (as defined in section 9.3), or if Mr. Dubois’s employment is terminated following a merger or acquisition (as defined in section 9.4).

8.4

Employee acknowledges and agrees that the agreements and covenants set forth in the Non-Competition (8.1) and Non-Solicitation (8.2) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if employee breaches any of the terms of said covenants, and that in the event of employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this paragraph 8.4 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each of the covenants in sections 8.1 and 8.2 will be construed as independent of any other covenants or other provisions of this Agreement.

9.	TERMINATION

9.1	Disability. If during the terms of this Agreement, Mr. Dubois becomes ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred and eighty (180) consecutive days and this incapacity has not been remedied within one (1) year of the first day of disability, or (b) for more than two hundred and seventy (270) days in any consecutive eighteen (18) month period and this incapacity has not been remedied within eighteen (18) months of the first day of disability, then EndoCeutics shall have the right to terminate this Agreement, subject only to applicable laws, on thirty (30) day’s notice to Mr. Dubois. Termination pursuant to this section 9.1 shall not affect any rights Mr. Dubois may otherwise have under any disability insurance policies in effect at the time of such termination.

9.2	Discharge for cause. EndoCeutics may discharge Mr. Dubois and terminate his employment under this Agreement for cause without further liability to EndoCeutics by the positive vote of 2/3 of the members of the Board of Directors of EndoCeutics except that Mr. Dubois, if a Director, shall not be entitled to vote thereon. As used in this section 9.2, “cause” shall mean any or all of the following:

(a)	gross or willful misconduct of Mr. Dubois during the course of his employment;

(b)	conviction of any criminal offence involving dishonesty, breach of trust or moral turpitude during the term of this Agreement; or

(c)	Mr. Dubois’s breach of any of the material terms of this Agreement.

9.3	Termination without cause. Upon thirty (30) days prior written notice, EndoCeutics may terminate this Agreement without cause by a positive vote of 2/3 of the members of the Board of Directors of EndoCeutics except that Mr. Dubois, if a Director, shall not be entitled to vote thereon. EndoCeutics shall incur no liability in this regard except that it shall continue to pay Mr. Dubois the remuneration is entitled to at his then current rate for a nine (9) month period after termination if termination shall occur prior to the events mentioned in section 9.4. In addition, stock options that have vested shall be exercised by Mr. Dubois within a period of nine (9) months from the time of such termination or shall be automatically terminated immediately following such nine (9) month period. All stock options that have not vested shall be immediately terminated.

9.4	Termination following merger or acquisition. If EndoCeutics merges or consolidates with another corporation, if substantially all of the assets of EndoCeutics are sold, or if a majority of the outstanding stock of EndoCeutics is acquired by another person and Mr. Dubois’s employment is subsequently terminated by EndoCeutics or surviving entity other than for cause as described in 9.2, Mr. Dubois shall be entitled to 12 months’ remuneration plus health benefits.

In addition to the foregoing, any outstanding stock options (including substituted stock options of the acquiring or surviving corporation in such merger or acquisition) which have not vested in accordance with their terms will become fully vested and shall be exercised by Mr. Dubois within a period of twelve (12) months from the time of such termination or shall be automatically terminated immediately following such twelve (12) month period. For purposes of this section 9.4, Mr. Dubois shall be entitled to treat a material demotion in title or function or a physical relocation of worksite of more than 50 km as termination under this section 9.4, but only if Mr. Dubois expressly so notifies EndoCeutics and terminates his employment hereunder within thirty (30) days of such demotion or relocation. If Mr. Dubois is offered a substantially similar position with the surviving entity and a physical relocation (beyond a 50 km radius from Mr. Dubois’s regular worksite) is required by such position, Mr. Dubois’s refusal to accept such position shall not be treated as subject to termination by Mr. Dubois under section 9.5

9.5	Voluntary termination by Mr. Dubois. In the event of voluntary termination by Mr. Dubois, Mr. Dubois shall be entitled only to those amounts that have accrued to the date of termination in accordance with the terms hereof or are expressly payable under the terms of EndoCeutics applicable benefit plans or are required by applicable law. In addition, stock options that have vested shall be exercised by Mr. Dubois within a period of nine (9) months from the time of such termination or shall be automatically terminated immediately following such nine (9) month period. All stock options that have not vested shall be immediately terminated.

10.	CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTION AGREEMENT

10.1	Mr. Dubois will execute and deliver to EndoCeutics a Confidentiality, Proprietary Information and Invention Agreement in the form attached hereto as Schedule A on or before the Effective Date.

11.	WAIVER

11.1	The waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.	NOTICES

12.1	All notices, requests, demands, and other communications made in connection with this Employment Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or five (5) days after mailing if mailed by certified or registered mail postage with prepaid return receipt requested. Addresses are as follows:

If to ENDOCEUTICS:  2989, de la Promenade

                                        Québec, Québec

                                       G1W 2J5

                                       Attn: Chairman

If to Mr. Dubois:           208, de Bayeux

                                        Boucherville, Québec

                                       J4B 7T9

Any party may change its address for notices by notices duly given pursuant to this section.

13.	SEVERABILITY

13.1	In case any or some of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	ENTIRE AGREEMENT AND MOFIDICATIONS

14.1	Except as otherwise provided herein, this Employment Agreement, together with its Schedule A, represents the entire understanding between the parties with respect to the subject matter hereof, and this Employment Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Employment Agreement must be in writing and signed by the parties against whom enforcement of such modification is sought, provided that no modification shall be enforceable against EndoCeutics unless signed by a duly authorized member of its Board or Directors.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Employment Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the courts of the judicial district of Quebec shall have jurisdiction.

16.	SUCCESSORS AND ASSIGNS

16.1	This Employment Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Employment Agreement shall not be assignable by EndoCeutics or by Mr. Dubois.

17.	CONFIDENTIALITY

17.1	The parties hereby agree to keep the terms hereof confidential, subject to (i) any disclosure hereof required by law or regulation, and (ii) the ability of a party to review the terms hereof with its legal, accounting and tax advisors.

18.	CONDITION

18.1	Notwithstanding the date of execution of this Employment Agreement, this Employment Agreement and all transactions contemplated herein are conditional to the closing of EndoCeutics’ contemplated initial public offering (“IPO”) and to the listing of its common shares on the NASDAQ Global Market, and shall become effective upon the accomplishment of these conditions (the “Effective Date”).

19.	LANGUAGE OF AGREEMENT

19.1	The parties have agreed that the present Employment Agreement and the Schedule A be drafted in the English language. Les parties aux présentes ont consenti à ce que le présent contrat ainsi que les annexes soient rédigés en langue anglaise.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.

ENDOCEUTICS, INC.

By:	/s/ Fernand Labrie
Fernand Labrie, President and Chief Executive Officer

Date:	January 25, 2007

JEAN-DENIS DUBOIS

/s/ Jean-Denis Dubois

Date:	January 25, 2007

SCHEDULE A

CONFIDENTIALITY, PROPRIETARY INFORMATION AND

INVENTION AGREEMENT

This Schedule A forms an integral part of the employment agreement between EndoCeutics, inc. (“EndoCeutics”) and JEAN-DENIS DUBOIS (the “Employee”) (the “Employment Agreement”).

Since EndoCeutics will have to provide to the Employee with some confidential information which EndoCeutics considers to be its property, EndoCeutics understands that the Employee will keep confidential all such information received from EndoCeutics and that the Employee will not communicate this information in any way to any other party without having obtained EndoCeutics’ specific agreement in a written form beforehand.

The present obligation of confidentiality and non-use of the information provided to the Employee will remain in effect for the duration of the Employment Agreement and for a period of ten (10) years following its termination. This obligation does not apply to any information which:

a)	is or will subsequently become of public knowledge following publication or otherwise, and this, without fault on the Employee’s part; or

b)	was in the Employee’s possession before being transferred to the Employee by EndoCeutics and for which the Employee can provide proof of prior knowledge based on appropriate documentation; or

c)	is later transmitted to the Employee by a third party who has the legal right to do so.

The Employee’s signature of the present is an indication that the Employee is not linked by any contract and that the Employee has no obligation to any other party which could prevent the Employee, in any way, from respecting the Employee’s present obligation to EndoCeutics and this, without any restriction or reservation. It is agreed that any written information as well as all materials that will be provided to the Employee in order to execute the Employment Agreement will remain EndoCeutics’ property and will be returned to it immediately following their use. The Employee agrees not to identify or associate EndoCeutics nor to indicate the nature of the Employee’s services or compounds that the Employee is making or working with for EndoCeutics to a third party without prior written acceptance on its part, except if such a disclosure is required by law.

All information which the Employee may divulge to EndoCeutics concerning the Employment Agreement must not be restricted by a secrecy agreement with a third party nor must it be the property of someone else. Such information transmitted to EndoCeutics should not be interpreted as leading to any obligation on EndoCeutics’ part. Moreover, as a consideration of the Employment Agreement, EndoCeutics understands that the intellectual proprietary rights related to the inventions or discoveries achieved in the course of the Employee engagement under the Employment Agreement (the “Proprietary Rights”) are and will remain EndoCeutics’ the property of EndoCeutics and its assigns and the Employee agrees to collaborate with EndoCeutics to the best of the Employee’s capacity to protect them in all territories. For that purpose, the Employee hereby irrevocably assigns to EndoCeutics any and all right, title and interest that Employee may have or otherwise acquire in and to all the Proprietary Rights and also constitutes and appoints EndoCeutics as the Employee’s sole and irrevocable agent and mandatory to sign and execute, on the Employee’s behalf, any assignment and/or patent application and/or other document required for the acknowledgment, or protection and/or enforcement of EndoCeutics’ rights. In addition, the Employee hereby renounces to any moral rights he may have in the Proprietary Rights.

If it became necessary for the Employee to inform EndoCeutics of any confidential information (such a necessity being determined by EndoCeutics on the basis of previous discussions with the Employee and following its acceptance of this information), EndoCeutics agrees to keep any such disclosures confidential, this confidential information being signed by the Employee before being transmitted to EndoCeutics.

In the case that the Employee would transmit or use confidential information which EndoCeutics considers to be its property and in violation of the above-mentioned terms and conditions, the Employee accepts, upon written request on EndoCeutics’ part, to pay, by way of liquidated damages and not in terms of penalty, the following:

a)	a sum of five thousand dollars ($5,000) for each divulgence; and

b)	an additional sum of ten thousand dollars ($10,000) for each day of this non-authorized use of EndoCeutics’ information;

and this, without any prejudice to EndoCeutics’ right to use an injunction to prevent any future use of this information.

The present convention must be interpreted in agreement with the laws of the Province of Quebec. EndoCeutics would appreciate receiving confirmation of the Employee’s acceptance of the present contract by duly signing and returning to it the present letter.

La présente convention a été rédigée en anglais à la demande expresse des parties. This agreement has been drafted in English at the specific request of the parties hereto.

ENDOCEUTICS, INC.

/s/ Fernand Labrie
Fernand Labrie, President and Chief Executive Officer

COUNTERSIGNED THIS 25th DAY OF JANUARY 2007

at Quebec (Quebec), to hold as acceptance

/s/ Jean-Denis Dubois
JEAN-DENIS DUBOIS